Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 69
dated June 8, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – June 15, 2006

Performance Enhanced Index–Linked Securities due June 30, 2008
Based on the Value of the Tokyo Stock Price Index

Issue Price	:	$1,000 per Security (Par)

Aggregate Principal Amount	:	$4,300,000

Initial Index Value	:	1534.71

Participation Rate	:	125%

Trade Date	:	June 15, 2006

Settlement Date	:	June 22, 2006

Valuation Date	:	June 26, 2008

Trigger Level	:	1074.297 (70% of Initial Value)

Listing	:	None

CUSIP	:	61747S132

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$15.00 per Security

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“TOPIX®” and “TOPIX Index®” are registered trademarks of the Tokyo Stock Exchange, Inc .. and Morgan Stanley is licensed to use these trademarks. The Notes are not sponsored, endorsed, sold or promoted by the Tokyo Stock Exchange and the Tokyo Stock Exchange makes no representation regarding the advisability of investing in the Notes.

Preliminary Pricing Supplement No. 69 dated June 8, 2006

Prospectus Supplement dated January 25, 2006

Prospectus dated January 25, 2006